Exhibit 10.2

OPLINK COMMUNICATIONS, INC.

EXECUTIVE CORPORATE EVENT AGREEMENT

THIS EXECUTIVE CORPORATE EVENT AGREEMENT is entered into by and between Oplink Communications, Inc., a Delaware corporation (the “Company”), and Yanfeng Yang (“Executive”), effective as of February 20, 2003.

WHEREAS, the Company has granted stock options to Executive under the Company’s stock option plans for the purpose of providing equity compensation to Executive and aligning her interests with those of the stockholders of the Company; and

WHEREAS, the Compensation Committee of the Company’s Board of Directors has determined that it would be in the best interests of the Company and its stockholders to enhance the Options (as defined in Section 2) to provide for acceleration of the vesting and extension of the post-termination exercise period of the Options in the event of termination of Executive’s employment in connection with a Corporate Event (as defined in Section 2) of the Company in order to align further the interests of Executive with those of the stockholders of the Company as set forth below.

NOW, THEREFORE, for valuable consideration, the adequacy of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1. Acceleration of Vesting and Extension of Period of Exercisability; Severance Payments. Subject to Section 3, in the event of the occurrence of a Corporate Event, then, if Executive’s employment with the Company or its successor ceases by reason of Covered Termination (as defined in Section 2) within the period beginning three (3) months prior to and ending thirteen (13) months following the effective date of the Corporate Event, then:

(a) Executive’s Options (or any substituted stock options) shall, as of the Event/Termination Date (as defined in Section 2), vest in full and become fully exercisable; and

(b) the post-termination exercise period with respect to the Options shall continue to be exercisable until the earlier of: (i) the date twelve (12) months after the Event/Termination Date, (ii) the maximum term for each Option in effect on the date such Option was granted, or (iii) the effective date of the Corporate Event if the Corporate Event is a Non-Assumption Event (as defined in Section 2).

Notwithstanding the foregoing, the Options shall also vest in full and become fully exercisable pursuant to the terms and conditions of the applicable stock option plan of the Company in connection with a Termination Event.

2. Definitions. The following terms in this Agreement shall have the meanings set forth below solely for purposes of this Agreement.

(a) “Involuntary Termination without Cause” shall mean the involuntary termination of Executive’s employment by the Company for reasons other than (1) any intentional act of fraud, embezzlement or misappropriation of property of the Company by

Executive which has a materially adverse impact on the business or affairs of the Company, (2) any intentional unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company (or any affiliated corporation or entity of the Company (“Affiliate”)), or (3) any other intentional misconduct by Executive which has a materially adverse impact on the business or affairs of the Company (or any Affiliate), provided that solely for the purpose of this Agreement, Executive shall be given thirty (30) days written notice (and the opportunity to correct such conduct if such conduct can be corrected during that notice period) of the Company’s intention to deem the termination of Executive’s employment to be for any of the foregoing reasons. The termination of Executive’s employment as a result of Executive’s death or disability (provided that Executive is provided reasonable accommodation of Executive’s disability to perform Executive’s duties for the Company to the extent required by the federal Americans With Disability Act and any similar applicable state laws) shall not constitute Involuntary Termination without Cause.

(b) “Voluntary Termination with Good Reason” shall mean Executive’s voluntary resignation within sixty (60) days following the occurrence of any of the following actions without Executive’s consent: (1) the material, involuntary reduction in Executive’s title, responsibilities, authorities or functions as an employee of the Company as in effect immediately prior to such reduction (but not merely a change in title or reporting relationships), except in connection with the termination of Executive’s employment for death, disability, or any conduct listed in the definition of Involuntary Termination without Cause as grounds for termination that would not result in an Involuntary Termination without Cause; (2) a reduction in Executive’s level of compensation (including base salary, fringe benefits and target bonuses under any corporate-performance based bonus or incentive programs) by more than ten percent (10%), (3) a relocation of Executive’s place of employment by more than fifty (50) miles, (4) the imposition of business travel requirements substantially more demanding of Executive than such travel requirements existing immediately prior to such imposition, (5) any material breach of any employment agreement between the Company and Executive, or (6) any failure by the Company to obtain the assumption of any material agreement, including this Agreement and the material provisions of any stock option grant, between Executive and the Company from any successor or assign of the Company following a Corporate Event.

Notwithstanding the foregoing, Executive must provide the Company with twenty (20) days advance written notice of Company’s conduct giving rise to Good Reason (the “Cure Period”) and during the Cure Period, the Company may attempt to rescind or correct the matter giving rise to Good Reason. If the Company does not rescind or correct the conduct giving rise to Good Reason to Executive’s reasonable satisfaction by the expiration of the Cure Period, Executive’s employment will then terminate with Good Reason.

(c) “Corporate Event” shall mean any of the following events:

(i) the dissolution or liquidation of the Company;

(ii) a sale, lease or other disposition of all or substantially all of the operating assets of the Company so long as the Company’s stockholders immediately prior to such transaction will, immediately after such transaction, fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the acquiring entity

(for purposes of this section, any person who acquired securities of the Company prior to the occurrence of such asset transaction in contemplation of such transaction and who after such transaction possesses direct or indirect ownership of at least ten percent (10%) of the securities of the acquiring entity immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction);

(iii) either (A) a merger or consolidation in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled Subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a controlled Subsidiary of any other entity) immediately following such transaction, or (B) a merger in which the Company is the surviving corporation and the stockholders of the Company immediately prior to the merger fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the securities of the Company (or if the Company is a controlled Subsidiary of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the Company and is not itself a controlled Subsidiary of any other entity) immediately following the merger. (For purposes of this subsection, any person who acquired securities of the Company prior to the occurrence of a merger or consolidation in contemplation of such transaction and who after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the securities of the Company or the surviving corporation (or if the Company or the surviving corporation is a controlled Subsidiary, then of the appropriate entity as determined above) immediately following such transaction shall not be included in the group of stockholders of the Company immediately prior to such transaction.);

(iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or a subsidiary or other controlled Subsidiary of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors;

(v) any “going private” transaction (or series of related transactions) in which (A) any person, entity or group obtains all of the outstanding common stock of the Company, (B) the other stockholders of the Company receive cash, debt or preferred stock in exchange for their shares of common stock of the Company, and (C) as a result of such transaction or series of transactions, the Company will no longer be subject to the ongoing reporting requirements of the Exchange Act;

(vi) the individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least fifty percent (50%) of the Board. If the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; or

(vii) approval by the Company’s board of directors (or committee thereof) of any of the events set forth in subsections (i), (ii), (iii), (iv) and (v) above; provided, however, that a Corporate Event shall be deemed not to have occurred pursuant to this subsection (vii) if both (a) the event contemplated in subsection (i), (ii), (iii), (iv) or (v) has not been consummated and (b) the Company’s board of directors (or committee thereof) rescinds, revokes or otherwise unwinds such approval before the Executive’s employment with the Company has been terminated by reason of a Covered Termination.

Notwithstanding the foregoing, a public offering (including the initial or any subsequent public offering) of the common stock of the Company shall not be considered a “Corporate Event.”

(d) “Covered Termination” shall mean an Involuntary Termination without Cause or a Voluntary Termination with Good Reason.

(e) “Event/Termination Date” shall mean the later of: (i) the date on which occurs a Corporate Event or (ii) the date on which occurs a Covered Termination related to such Corporate Event for the purposes of Section 1.

(f) “Non-Assumption Event” shall mean an event which would result in the termination of outstanding options pursuant to a Termination Event. Notwithstanding the foregoing, a Non-Assumption Event shall not be deemed to have occurred if any outstanding options (whether or not held by Executive) under the Oplink Communications, Inc. 1995 Stock Option Plan (the “1995 SOP”), the Oplink Communications, Inc. 1998 Stock Option Plan (the “1998 SOP”) or the Oplink Communications, Inc. 2000 Equity Incentive Plan (the “2000 EIP”) immediately prior to the Termination Event are or will be continued, substituted for or assumed such that the economic benefit of the options continues after the Termination Event.

(g) “Options” shall mean any and all options granted to Executive by the Company to acquire common stock of the Company, whether granted prior to or after the date of this Agreement (other than any options granted to Executive which expressly provide that the terms and conditions of this Agreement shall not apply to such options).

(h) “Termination Event” shall mean an event which would result in the termination of outstanding options pursuant to Section 13(b) of the 1995 SOP, Section 13(b) of the 1998 SOP, or Section 12(b) or Section 12(c) of the 2000 EIP (or like provisions of any other applicable Company stock option plan).

3. Release. Executive shall be entitled to the benefits set forth in Section 1 of this Agreement provided that Executive executes and delivers to the Company a general release and waiver of claims (following the date of the Corporate Event) in favor of the Company in a form acceptable to the Company (and such release and waiver becomes effective) and Executive has not materially breached Executive’s confidential information and inventions agreement with the Company.

4. Parachute Excise Tax. If any acceleration of the vesting of Executive’s Options under this Agreement (“Acceleration”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Acceleration shall be reduced to the Reduced Amount. The “Reduced Amount” shall be whichever of the following which would provide the largest after-tax benefit to Executive: (i) the largest portion of the Acceleration that would result in no portion of the Acceleration being subject to the Excise Tax or (ii) the largest portion, up to and including the total, of the Acceleration, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Acceleration notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. In the event that the Acceleration is to be reduced, such Acceleration shall be cancelled in the order of the Executive’s stock awards with the highest exercise price first, unless the Executive elects in writing a different order for cancellation.

An accounting firm or other person mutually agreed upon by the parties shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm or other person required to be made hereunder. The accounting firm or other person engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to Acceleration arises (if requested at that time by the Company or Executive) or at such other time as requested by the Company or Executive. If the accounting firm or other person determines that no Excise Tax is payable with respect to an Acceleration, either before or after the application of the Reduced Amount, upon request by the Company or Executive, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Acceleration. Any good faith determination of the accounting firm or other person made hereunder shall be final, binding and conclusive upon the Company and Executive.

5. No Additional Rights. This Agreement and the provisions herein shall not be construed to be a grant to or modification of any right of the Executive to continued employment with the Company or its successor. Such right, if any, shall be governed by any other employment agreements between Executive and the Company. In particular, the definition of Involuntary Termination without Cause shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Affiliate) may consider as grounds for Executive’s dismissal or discharge.

6. Successors. This Agreement shall be binding on the successors of the Company (including but not limited to any successors of the Company following a Corporate Event) for the benefit of Executive.

7. Complete Agreement and Modification of this Agreement. This Agreement represents the sole agreement of the parties regarding the subject matter of this Agreement and supersedes the Prior Agreement and any other prior or contemporaneous verbal or written agreements, promises or representations regarding the subject matter of this Agreement. This Agreement may not be modified except by a written instrument signed by both parties.

8. Attorneys Fees and Costs. In any legal action in a court of competent jurisdiction to enforce the terms of this Agreement, the prevailing party (as determined by a court of competent jurisdiction) shall be entitled to his or its reasonable attorneys fees and court costs in the action.

9. Jurisdiction and Governing Law. Jurisdiction and venue in any action to interpret or enforce the terms of this Agreement shall be in the State of California and in the County of Santa Clara of the State of California. This Agreement shall be governed by the laws of the State of California other than the choice of laws principles of the laws of that state.

IN WITNESS WHEREOF, the parties hereto have executed this EXECUTIVE CORPORATE EVENT AGREEMENT as of the date set forth in the first paragraph hereof.

EXECUTIVE:	OPLINK COMMUNICATIONS, INC.:

/s/ YANFENG YANG	Signature:	/s/ JOE LIU
Yanfeng Yang	Print Name: Title:	Joe Liu President and CEO

[Executive Corporate Event Agreement]